                                                                     EXHIBIT 4.2



                            7% CONVERTIBLE DEBENTURES

            THE DEBENTURE REPRESENTED HEREBY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

            PAYMENTS ON ACCOUNT OF THE INDEBTEDNESS EVIDENCED BY THIS DEBENTURE AND THE EXERCISE OF REMEDIES HEREUNDER ARE SUBORDINATED TO SENIOR INDEBTEDNESS AS PROVIDED HEREIN.

No. 2                                                                 $1,000,000

                                 ENDOCARE, INC.

                 7% CONVERTIBLE DEBENTURES DUE JULY 29, 2002

            Endocare Inc., a Delaware corporation (the "Company"), for value received hereby promises to pay to Brown Simpson Strategic Growth Fund, L.P. or its registered assigns ("Holder") the principal sum of One Million Dollars at the Company's office or agency for said purpose in New York, New York on July 29, 2002 in such coin or currency (or, as provided herein, at the Holder's option in Common Stock) of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts at the last address of the Holder (as defined herein) last appearing on the Register (as defined herein).

            This Debenture is one of a duly authorized issue of 7% Convertible Debentures, due July 29, 2002 of the Company (the "Debenture") referred to in the Securities Purchase Agreement (the "Purchase Agreement"), dated as of July 29, 1999, by and among the Company and the Purchasers listed on Schedule I thereto. The Debentures are subject to the terms and conditions of the Purchase Agreement. The Company agrees to issue from time to time replacement Debentures in the form hereof to facilitate any transfers and assignments. In addition, after delivery of an indemnity in form and substance reasonably satisfactory to the Company, the Company also agrees to issue replacement Debentures for securities which have been lost, stolen, mutilated or destroyed.

            The Company shall keep at its principal office a register (the "Register") in which shall be entered the names and addresses of the registered holders of the Debentures and particulars of the respective Debentures held by them and of all transfers of such Debentures. References to the "Holder" or "Holders" shall mean the Person listed in the Register as the payee of any Debenture unless the payee shall have presented such Debenture to the Company for transfer and the transferee shall have been entered in the Register as a subsequent holder, in which case the term shall mean such subsequent holder. The ownership of the Debentures shall be proven by the Register, absent manifest error. For the purpose of paying interest and principal on the Debentures, the Company shall be entitled to rely on the names and addresses in the Register.

            No provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Debenture at the place, times, rate, and in the currency, herein prescribed.

            The principal of this Debenture shall bear interest at the rate of seven (7%) per annum (the "Interest Rate"). The interest shall accrue daily from the most recent Interest Payment Date to which interest has been paid on this Debenture, or if no interest has been paid on this Debenture from the date hereof until payment in full of the principal amount has been made. Interest is payable in cash or an equivalent value of the Company's Common Stock calculated based upon the Average Price (as defined herein), at the Company's option, subject to certain conditions contained herein, annually on January 1 of each year (an "Interest Payment Date"), commencing on January 1, 2000, to the Holder hereof until the principal amount is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid or delivered to the Holder of the Debenture at the close of business on the Record Date for the interest payable on such Interest Payment Date. The "Record Date" for any interest payment is the close of business on December 15, whether or not a Business Day, immediately preceding the Interest Payment Date on which such Interest is payable.

            Any amounts that have become due and payable hereunder and remain unpaid by the Company shall accrue interest thereafter until payment in full of such amount at the rate of twenty percent (20%) (the "Default Rate") per annum and shall be payable upon demand by the Holder.

            Interest, whether at the Interest Rate or the Default Rate, will be computed on the basis of a fraction, the denominator of which is 365 (or 366 for any leap year) and the numerator of which is the actual number of days elapsed from the date such interest begins to accrue, in the case of the Interest Rate, or becomes due and payable, in the case of the Default Rate.

            Each of the Interest Rate and the Default Rate (if otherwise applicable under the terms hereof) shall be effective both before and after any judgment may be rendered in a court of competent jurisdiction, provided, however, that if either the Interest Rate or Default Rate is deemed to be in excess of the amount permitted to be charged by the Company under applicable laws, the Holder shall be entitled to collect an Interest Rate or Default Rate, as the case may be, only at the highest rate permitted by law, and any interest collected by the Holder in excess of such lawful amount shall be deemed a payment in reduction of the principal amount then outstanding under this Debenture and shall be so applied.

            The principal of, and any interest paid in cash on, this Debenture are payable in coin or currency of the United States of America as at the time of payment is legal tender for payment of public or private debts, at the last address of the Holder last appearing on the Register, except that interest due on the principal amount, if any (but not interest overdue for more than five (5) days), may, at the Company's option be paid in shares of Common Stock calculated based upon the Average Price (as defined herein) on the date such interest was due. It


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
shall be assumed that the Company shall elect to make all payments of interest in Common Stock, unless the Company shall have given written notice to each Holder not less than one (1) calendar month prior to the applicable Interest Payment Date of its intention to pay such interest in cash. Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of the interest on principal if: (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all other purposes is insufficient to pay interest hereunder in shares of Common Stock or there is an insufficient number of authorized shares of Common Stock reserved (pursuant to Section 3.6(b) of the Purchase Agreement) for issue for full conversion of all of the Debentures issued pursuant to the Purchase Agreement; (ii) such shares are not either registered for resale pursuant to the Registration Statement (as defined in the Registration Rights Agreement (as defined herein)) or freely transferable pursuant to Rule 144 promulgated under the Act, as determined by counsel to the Company pursuant to a written opinion letter addressed and in form and substance acceptable to the Holder and the transfer agent for such shares, subject to receipt, if necessary for such opinion, from the Holder of a representation from such Holder that it is not an Affiliate (as defined herein) of the Company; (iii) such shares are not listed or quoted on the Nasdaq (as defined herein) or a Subsequent Market (as defined herein); (iv) the issuance of such shares would result in the recipient thereof beneficially owning more than 9.99% of the issued and outstanding shares of Common Stock as determined in accordance with Section 4.7 hereof; (v) an Event of Default has occurred and is continuing or an event that, with the passage of time or giving of notice or both would constitute an Event of Default, has occurred and is continuing; or (vi) the Company has issued the Issuable Maximum (as defined herein) upon conversion of or pursuant to the Debentures issued pursuant to the Purchase Agreement and the Shareholder Approval has not been obtained.

            The Holder may from time to time convert the principal amount of this Debenture, or any portion thereof, with any accrued but unpaid interest, into Common Stock, as more particularly set forth in Section 4.2.

                                    ARTICLE I

                                   DEFINITIONS

            1.1 CERTAIN TERMS DEFINED. The following terms for all purposes of this Debenture shall have the respective meanings specified below. All accounting terms used herein and not expressly defined shall have the meanings given to them in accordance with generally accepted accounting principles (as defined herein). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement. The terms defined in this
Section 1.1 include the plural as well as the singular.

            "Acceleration Notice" has the meaning set forth in Section 3.1.

            "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such


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Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "Appraiser" shall mean a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing.

            "Authorization Date" has the meaning set forth in Section 4.9.

            "Average Price" on any date means (x) the sum of the Per Share Market Value for the ten (10) Trading Days immediately preceding such date minus
(y) the highest and lowest Per Share Market Value during the ten (10) Trading Days immediately preceding such date, divided by (z) eight (8).

            "Board of Directors" means either the Board of Directors of the Company or any committee of such Board duly authorized to act hereunder.

            "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

            "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock whether now outstanding or issued after the Original Issue Date, including, without limitation, all Common Stock and all Preferred Stock.

            "Change of Control" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Section 13(d)(3) of the Exchange Act) of in excess of 50% of the voting securities of the Company, (ii) a replacement of more than one-half of the members of the Company's Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the date hereof, or their duly elected successors who are directors immediately prior to such transaction, in one or a series of related transactions, (iii) the merger of the Company with or into another entity, unless following such transaction, the Holders of the Company's securities continue to hold at least 51% of such securities following such transaction, (iv) the consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions, (v) Mr. Paul W. Mikus ceasing to serve as the Chief Executive Officer, President or Chairman of the Board of the Company due to his death or disability or termination for cause, unless he is replaced by the Board within one hundred and twenty days (120) of his termination of service and (vi) Mr. Paul W. Mikus ceasing to serve as the Chief Executive Officer, President or Chairman of the Board of the Company due to his voluntary resignation, unless he is replaced by the Board within ninety days (90) by a successor reasonably acceptable to the Holders of a majority of a then-outstanding principal amount of the Debentures.

            "Closing Date" has the meaning set forth in the Purchaser Agreement

            "Common Stock" means the common stock, par value $0.001 per share, of the Company, or the common stock of any successor to the Company following a Change in Control in which the Company's Common Stock is converted into the Common Stock of the successor corporation.


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
            "Company" has the meaning set forth in the first paragraph hereof.

            "Convertible Securities" has the meaning set forth in Section 4.5(e)(i)(A).

            "Conversion Date" has the meaning set forth in Section 4.4(a).

            "Conversion Default" has the meaning set forth in Section 4.9.

            "Conversion Default Payments" has the meaning set forth in Section 4.9.

            "Conversion Notice" has the meaning set forth in Section 6.1.

            "Conversion Notice Date" has the meaning set forth in Section 6.3.

            "Conversion Price" has the meaning set forth in Section 4.2(a).

            "Conversion Trigger Price" has the meaning set forth in Section 6.1.

            "Debt" of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or bankers' acceptance or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred purchase price of property or services, (v) all obligations of such Person as lessee under capitalized leases, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, provided that for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the fair market value of such asset, (vii) all Debt of others guaranteed by such Person, and (viii) all redeemable stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

            "Debenture" or "Debentures" has the meaning set forth in the second paragraph hereof.

            "Debenture Shares" means the shares of Common Stock underlying the Debentures or shares issued upon conversion of the Debentures.

            "Default Rate" has the meaning set forth in the sixth paragraph hereof.

            "Determination Date" has the meaning set forth in Section 4.6.

            "DTC" means the Depositary Trust Corporation.

            "Event of Default" has the meaning set forth in Section 3.1.

            "Excess Amount" has the meaning set forth in Section 4.9.

            "Excess Principal" has the meaning set forth in Section 4.6.


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
            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "FAST" has the meaning set forth in Section 4.4(c).

            "GAAP" or "generally accepted accounting principles" means generally accepted accounting principles in the United States, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

            "Holder", "Holder of Debentures", "Debentureholder" or other similar terms means the registered holder of any Debenture.

            "Incurrence" means the incurrence, creation, assumption or in any other manner becoming liable with respect to, or the extension of the maturity of or becoming responsible for the payment of, any Debt. "Incur" shall have a comparable meaning.

            "Interest Payment Date" has the meaning set forth in the fifth paragraph hereof.

            "Interest Rate" has the meaning set forth in the fifth paragraph hereof.

            "Issuable Maximum" has the meaning set forth in Section 4.6.


            "Mandatory Prepayment Amount" for any Debenture means the greater of
(i) the sum of (x) 120% of the principal amount of the Debenture to be prepaid and (y) all other amounts, costs, interest, expenses and liquidated damages due in respect of such principal amount and (ii) the sum of (x) at the option of the Holder, either (I) the principal amount of the Debenture to be repaid, plus all accrued and unpaid interest thereon, divided by the Conversion Price on the date the Mandatory Prepayment Amount is demanded or otherwise due, multiplied by the Per Share Market Value on the date the Mandatory Prepayment Amount is demanded or otherwise due or (II) the principal amount of the Debenture to be prepaid, plus all accrued and unpaid interest thereon, divided by the lower of either the Conversion Price or the Average Price on the Trading Day immediately prior to the date the Mandatory Prepayment Amount is paid in full, multiplied by the Per Share Market Value on the Trading Day immediately prior to the date the Mandatory Prepayment Amount is paid in full, and (y) all other amounts, costs, interest, expenses and liquidated damages due in respect of such principal amount.

            "Maturity Date" means the date on which the principal of a Debenture becomes due and payable as herein provided, whether on the Stated Maturity Date or pursuant to acceleration upon an Event of Default.

            "Nasdaq" means the Nasdaq SmallCap Market.

            "Notice of Conversion" has the meaning set forth in Section 4.2.

            "Optional Conversion" has the meaning set forth in Section 6.1.


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
            "Optional Conversion Date" has the meaning set forth in Section 6.3.

            "Options" has the meaning set forth in Section 4.5(e)(i)(A).

            "Original Issue Date" of any Debenture (or portion thereof) means the earlier of (i) the date of such Debenture and (ii) the date of any Debenture (or portion thereof) for which such security was issued (directly or indirectly) on registration of transfer, exchange or substitution.

            "Payment Blockage Notice" has the meaning set forth in Section
7.2(b).

            "Per Share Market Value" means (i) on any particular Trading Day the closing bid price per share of the Common Stock on such date (as reported by Bloomberg Information Services, Inc., or any successor reporting service) on Nasdaq or, if the Common Stock is not then quoted on Nasdaq, any Subsequent Market on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date (excluding bids posted by the Company, a Holder or an Affiliate of any such person) or (ii) if the Common Stock is not listed then on Nasdaq or any Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date (excluding bids posted by a Holder or an Affiliate of a Holder), or
(iii) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the holder of this Debenture; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select in good faith an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

            "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding or issued after the date of this Debenture, and includes, without limitation, all classes and series of preferred or preference stock.

             "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under generally accepted accounting principles.

            "Purchase Agreement" means that Securities Purchase Agreement dated as of July 29, 1999 by and among the Company and the Purchasers.

            "Purchase Price" means, with respect to any Debenture, the purchase price paid to the Company upon issuance of such Debenture.


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
            "Purchasers" has the meaning ascribed thereto in the Purchase Agreement.

            "Record Date" has the meaning set forth in the fifth paragraph hereof.

            "Register" has the meaning set forth in the third paragraph hereof.

            "Registration Rights Agreement" means that Registration Rights Agreement dated as of July 29, 1999 by and among the Company and the Purchasers.

            "Reserved Amount" has the meaning set forth in Section 4.9.

            "Reverse Stock Split" has the meaning set forth in Section 4.5(a).

            "Senior Indebtedness" shall have the meaning set forth in Section
7.1.

            "Shareholder Approval" has the meaning set forth in Section 4.6.

            "Stated Maturity Date" means July 29, 2002.

            "Stock Option Plan" means any contract, plan or agreement which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, director or consultant.

            "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the Capital Stock or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person. A Person shall not be deemed to directly or indirectly own a majority of the Capital Stock of another Person solely because of ownership of an unexercised warrant to acquire Capital Stock of such other Person if the warrant does not provide for voting control of the warrant shares prior to its exercise.

            "Subsequent Market" means the New York Stock Exchange, American Stock Exchange, Nasdaq National Market, London Stock Exchange or Tokyo Stock Exchange.

            "Trading Day" means (a) a day on which the Common Stock is traded on Nasdaq or, if the Common Stock is not then designated on Nasdaq, on such Subsequent Market on which the Common Stock is then listed or quoted or (b) if the Common Stock is not listed on Nasdaq or a Subsequent Market, a day on which the Common Stock is traded in the over-the-counter Market, as reported by the OTC Bulletin Board, or (c) if the Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions or reporting prices) provided, however that in any event that the Common Stock is not listed or quoted as set forth in (a), (b), or (c) hereof, then a Trading Day shall mean any Business Day.

            "Valuation Event" has the meaning set forth in Section 4.5(e)(i)(C)(I).


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
                                   ARTICLE II

                             PAYMENT; THE SECURITIES

            2.1 PAYMENT OF PRINCIPAL AND INTEREST. The Company covenants and agrees that it will duly and punctually pay or cause to be paid the principal, plus all accrued interest thereon, with respect to each of the Debentures at the place or places, at the respective times and in the manner provided in the Debentures.

            2.2 MUTILATED, DEFACED, DESTROYED, LOST AND STOLEN DEBENTURES. In case any temporary or definitive Debenture shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Company shall execute and deliver a new Debenture, bearing a number not contemporaneously outstanding, in exchange and substitution for the mutilated or defaced Debenture. In every case the applicant for a substitute Debenture shall furnish to the Company such security or indemnity as it may reasonably require to indemnify and defend and to save it harmless and, in every case of destruction, loss or theft evidence to the Company's satisfaction of the apparent destruction, loss or theft of such Debenture and of the ownership thereof.

            Upon the issuance of any substitute Debenture, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith. In case any Debenture which has matured or is about to mature, or has been called for conversion in full, or is being surrendered for conversion in full shall become mutilated or defaced or be apparently destroyed, lost or stolen, the Company may, instead of issuing a substitute Debenture, with the holder's consent, pay or authorize the payment or conversion of the same (without surrender thereof except in the case of a mutilated or defaced Debenture), if the applicant for such payment shall furnish to the Company such security or indemnity as it may reasonably require to save it harmless from all risks, however remote, and, in every case of apparent destruction, loss or theft, the applicant shall also furnish to the Company evidence to the Company's reasonable satisfaction of the apparent destruction, loss or theft of such Debenture and of the ownership thereof.

            Every substitute Debenture issued pursuant to the provisions of this Section by virtue of the fact that any Debenture is apparently destroyed, lost or stolen shall constitute an additional contractual obligation of the Company, whether or not the apparently destroyed, lost or stolen Debenture shall be at any time enforceable by anyone and shall be entitled to all the benefits of (but shall be subject to all the limitations of rights set forth in) this Debenture equally and proportionately with any and all other Debentures duly authenticated and delivered hereunder. All Debentures shall be held and owned upon the express condition that, to the extent permitted by law, the foregoing provisions are exclusive with respect to the replacement or payment or conversion of mutilated, defaced, or apparently destroyed, lost or stolen Debentures and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement or payment of negotiable instruments or other securities without their surrender.

            2.3 CANCELLATION OF DEBENTURES; DESTRUCTION THEREOF. All Debentures surrendered for payment, conversion, registration of transfer or exchange shall be delivered to the Company for cancellation, and no Debentures shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Debenture. The Company shall destroy canceled Debentures held by it and deliver a certificate of destruction to the Holder, unless otherwise required. If the Company shall acquire any of the Debentures, such acquisition alone shall not operate as a redemption or satisfaction of the indebtedness represented by such Debentures unless and until such indebtedness is satisfied.

                                   ARTICLE III

                                    DEFAULTS

            3.1 EVENT OF DEFAULT DEFINED; ACCELERATION OF MATURITY; WAIVER OF DEFAULT. In case one or more of the following events ("Events of Default") (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

            a. default in the payment in cash (or in Common Stock, as permitted herein) of all or any part of the principal of and the entire accrued interest on any of the Debentures as and when the same shall become due and payable either at maturity, upon any conversion, by declaration or otherwise; or

            b. failure on the part of the Company to duly observe or perform any other of the covenants or agreements on the part of the Company (or the making by the Company of any announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) contained in this Debenture (including the failure to issue Common Stock upon conversion of this Debenture in accordance with the terms hereof) or the Purchase Agreement or the Registration Rights Agreement for a period of ten (10) Business Days (other than with respect to an announcement, statement or threat) in the case of a failure due to circumstances within the Company's control, or thirty (30) Business Days in the case of a failure due to circumstances not within the Company's control, after the earlier of (x) the date on which any officer of the Company shall have obtained actual knowledge of such failure (or such announcement, statement or threat) or (y) the date on which written notice thereof has been given to the Company by the Holder; or

            c. there shall have occurred with respect to any particular issue of Debt of the Company and/or one or more Subsidiaries having an outstanding principal amount of $1,000,000 or more, whether such Debt now exists or shall hereafter be created, an event of default which has entitled the holder thereof to declare such Debt to be due and payable in full prior to its stated maturity, and the holder of such Debt has declared such Debt due and payable in full; or

            d. a judgment or order (not covered by insurance) for the payment of money shall be rendered against the Company or any Subsidiary of the Company in excess of $1,000,000 in the aggregate for all such judgments or orders against all such Persons (treating any deductibles, self insurance or retention as not so covered) that shall not be discharged, and all such judgments and orders remain outstanding and there shall be any period of thirty (30) consecutive days following entry of the judgment or order in excess of $1,000,000 or the judgment or order which causes the aggregate amount described above to exceed $1,000,000 during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

            e. a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any of its subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any of its Subsidiaries or for any substantial part of the property of the Company or any of its Subsidiaries or ordering the winding up or liquidation of the affairs of the Company or any of its Subsidiaries, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or

            f. the Company or any of its Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any of its Subsidiaries or for any substantial part of the property of the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries shall make any general assignment for the benefit of creditors; or

            g. any representation, warranty, certification or statement made by the Company in the Purchase Agreement or in any certificate, financial statement or other document delivered pursuant to the Purchase Agreement shall prove to have been incorrect in any material respect when made; or

            h. the Common Stock shall be delisted from Nasdaq or shall be suspended from trading on Nasdaq without resuming trading and/or being relisted thereon or on a Subsequent Market or having such suspension lifted, as the case may be, within five (5) Business Days (twenty (20) Business Days if the Company is in good faith contesting such delisting or suspension); or

            i. a Registration Statement (as defined in the Registration Rights Agreement) for the Debenture Shares shall not have been declared by the Securities and Exchange Commission on or prior to the 30th day after the Effectiveness Date (as defined in the Registration Rights Agreement) or after its initial effectiveness and prior to the expiration of the Company's obligation to keep the Registration Statement effective as required under the Registration Rights Agreement, such Registration Statement lapses in effect or sales of all of the Registrable Securities (as defined in the Registration Rights Agreement) otherwise cannot be made thereunder (whether by reason of the Company's failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement or otherwise) for more than fifteen (15) consecutive days or thirty (30) days in any twelve (12) month period; or

            j. a Change of Control shall occur unless the Average Price of the Company's Common Stock immediately (i) prior to the Change of Control if the event leading to the Change of Control or the intent to consummate the Change of Control was previously announced publicly, or (ii) after the tenth (10th) Trading Day following the Change of Control if the event leading to the Change of Control or intent to consummate a Change of Control was not previously announced publicly, was at least $8.00 per share (which shall be adjusted proportionately to the extent the Conversion Price is adjusted hereunder), provided however that the Holders have been able to sell their shares of Common Stock in the market under an effective Registration Statement for the immediately preceding thirty (30) days and will be able to sell such shares in the market for fifteen (15) days after the Change of Control; or

            k. an Event of Default has occurred and is continuing under any of the other Debentures issued pursuant to the Purchase Agreement; or

            l. Failure on the part of the Company to comply with its obligations to close the Second Closing (as defined in the Purchase Agreement) when requested by the Holders.

            then, in each and every such case (other than an Event of Default specified in Section 3.1(e) or 3.1(f) hereof), unless the principal shall have already become due and payable, by notice in writing to the Company (the "Acceleration Notice"), the Holders of at least a majority of the then outstanding principal amount of the Debentures may declare the entire principal of and the entire accrued interest on the Debentures owned by such Holders to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default specified in Section 3.1(e) or 3.1(f) occurs, the principal of and any accrued interest on the Debentures (and the aggregate amounts described below) shall become and be immediately due and payable without any declaration or other act on the part of any Debenture Holder. In the event that the Company shall not have promptly, but in any event within ten (10) Business Days upon receipt of an Acceleration Notice, paid the Holder the amount specified below, the Conversion Price shall automatically be adjusted to equal the average Per Share Market Value of the Common Stock during the preceding thirty (30) consecutive Trading Days immediately preceding the date of the Acceleration Notice; provided, that such Per Share Market Value is lower than the Conversion Price.

            The aggregate amount payable upon an Event of Default described in
Section 3.1(a), (e), (f) and (i) shall be equal to the sum of (i) the Mandatory Prepayment Amount plus (ii) at the option of the Holder, the Mandatory Prepayment Amount for the principal amount of the Debentures (the "Converted Debentures") that would then be held by such Holder had the principal amount of Debentures converted into Debenture Shares that are then held by the Holder not been so converted; provided, that the Holder shall not be entitled to a Mandatory Prepayment Amount with respect to Converted Debentures if both the following have occurred: (i) prior to the occurrence of an Event of Default, the Debenture Shares into which the Converted Debentures were converted had been held by the Holder for more than thirty (30) days and (ii) prior to the occurrence of the Event of Default and after receipt by the Holder of the Debenture Shares that are held by the Holder at the time of the occurrence of the Event of Default, the Registration Statement with respect to such Debenture Shares had been continuously effective, and the Common Stock has been quoted on Nasdaq, for more than thirty (30) days.

            The aggregate principal amount payable on each Event of Default other than as described in Section 3.1(a), (e), (f) and (i) shall be equal to the sum of (i) the Mandatory Prepayment Amount plus (ii) at the option of the Holder, the Mandatory Prepayment Amount for the Converted Debentures that would then be held by such Holder had the principal amount of Debentures converted into Debenture Shares (as defined herein) that are then held by the Holder not been so converted; provided, that the Holder shall not be entitled to a Mandatory Prepayment Amount with respect to Converted Debentures if prior to the occurrence of an Event of Default, the Debenture Shares into which the Converted Debentures were converted had been held by the Holder for more than three (3) Trading Days.

            For purposes of this Section 3.1, the principal amount of the Debentures is outstanding until such date as the Holder shall have been issued Debenture Shares upon a conversion (or attempted conversion) thereof. Interest shall accrue on the Mandatory Prepayment Amount hereunder from the day after such amount is due (being the date of an Event of Default) through the date of payment in full thereof at the rate of 20.0% per annum. Payment of the Mandatory Prepayment Amount pursuant to this Section 3.1 shall be in addition to any other amounts that may be due to the Holder pursuant to this Debenture. Within five
(5) Business Days of receipt by the Holder of payments of amounts due to the Holder, (i) the Holder shall return the Debentures to the Company and (ii) in the event the Mandatory Prepayment Amount relates to the Converted Debentures, the Holder shall return the Debenture Shares into which such Converted Debentures were converted. In the event of the occurrence of an Event of Default, the Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any demand for payment may be rescinded and annulled by a Holder at any time prior to payment hereunder. If a majority of the Holders rescind and annul any such demand, then the remaining Holders shall be deemed to rescind and annul any such demand. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

            Upon delivery of any Acceleration Notice to the Company, the Company shall provide a copy of such notice to the other Holders, if any, within five
(5) Business Days of the Company's receipt thereof. Failure to deliver such notice shall not affect the validity of the notice delivered by the Holders in accordance with the provisions referred to above.

            3.2 POWERS AND REMEDIES CUMULATIVE; DELAY OR OMISSION NOT WAIVER OF DEFAULT. No right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

            No delay or omission of the Holders to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by the Debentures or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holders.

                                   ARTICLE IV

                              EXCHANGE; CONVERSION

            4.1 RIGHT OF DEBENTUREHOLDERS TO EXCHANGE DEBENTURES. Subject to and upon compliance with the provisions of this Section, this Debenture is exchangeable for an equal principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

            4.2 RIGHT OF DEBENTUREHOLDERS TO CONVERT DEBENTURES INTO COMMON
STOCK.

            a. Conversion Price. Subject to and upon compliance with the provisions of this Section 4.2, the principal amount of this Debenture, or any portion thereof which is $1,000 or a multiple thereof may, at any time and at or before the close of business on the Maturity Date be converted into duly authorized, validly issued, fully-paid and nonassessable shares of Common Stock at $6.00 per share subject to adjustment under the provisions of this Article IV (the "Conversion Price").

            b. Notice of Conversion. If an adjustment in the Conversion Price and, if applicable, a change in the securities or other property issuable upon conversion has taken place hereunder, then the conversion described in Section 4.2(a) shall be at the applicable Conversion Price and in such securities or other property as so adjusted. The Purchaser desiring to make a conversion shall deliver to the Company during usual business hours of the Company's office, or, at the Purchaser's option, to the transfer agent of the Company during usual business hours of the transfer agent, a written notice of election to convert, as provided in the form attached hereto as Exhibit A (a "Notice of Conversion"), accompanied, if required, by the Debenture or Debentures, representing at least the principal amount to be converted.

            4.3 ADJUSTMENT FOR DIVIDENDS; INTEREST PAYMENT AFTER Conversion. No payment or adjustment will be made for dividends on any Common Stock except as provided herein. On conversion of a Debenture, that portion of interest accrued and unpaid attributable to the period from the Original Issue Date to the Conversion Date with respect to the converted Debenture shall not be canceled, extinguished or forfeited, but rather shall be paid in full to the Holder thereof by the payment of an amount of shares of Common Stock valued at the Average Price equal thereto; provided, however, that the Company may pay such amount in cash if it provides the Holder with not less than ten (10) days prior written notice of such intention. If the Holder converts more than one Debenture at the same time, the number of shares of Common Stock issuable upon the conversion shall be based on the total principal amount of the Debentures converted.

            4.4 ISSUANCE OF SHARES UPON CONVERSION.

            a. As promptly as practicable, but in any event no later than two
(2) Trading Days after delivery of a Notice of Conversion and, if required, the surrender, as herein provided, of any Debenture or Debentures for conversion, the Company shall deliver or cause to be delivered to the Holder of the Debenture or Debentures delivering such Notice of Conversion, or such Holder's designee, a certificate or certificates representing the number of duly authorized, validly issued, fully-paid and nonassessable shares of Common Stock, into which such Debenture or Debentures may be converted in accordance with the provisions of this Article IV. Such conversion shall be deemed to have been made at the time and on the date the Notice of Conversion is delivered to the Company, as long as, if required, the Debenture or Debentures being converted are promptly delivered to the Company and the rights of the Holder of such Debenture or Debentures as a Holder (subject to the Company's satisfaction of its obligations hereunder with respect to such conversion) shall cease at such time with respect to the Converted Debentures, the Person or Persons entitled to receive the shares of Common Stock, upon conversion of such Debenture or Debentures, shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time, and such conversion shall be at the Conversion Price in effect at such time (the "Conversion Date"). Subject to paragraph 4.4(b), if any Debenture is converted in part only, upon such conversion the Company shall execute and deliver to the Holder thereof, as requested by such Holder, a new Debenture or Debentures of authorized denominations in aggregate principal amount equal to the unconverted portion of such Debenture. Without in any way limiting the Holder's right to pursue other remedies, including actual damages and/or equitable relief, the parties hereto agree that if the Company fails to deliver the shares of Common Stock required to be issued upon the conversion of such Debenture or Debentures under this Section 4.4 within the two (2) Trading Day period referred above, the Company shall pay to the Holder upon demand an amount of cash (at the Holder's option) equal to: (i) the commissions, discounts and similar expenses charged to the Holder in purchasing a number of shares of Common Stock no greater than the number of shares of Common Stock required to be issued upon the conversion of the Debenture or Debentures, or (ii) the product of (w) the number of shares of Common Stock required to be issued upon the conversion of the Debenture or Debentures, (x) the Per Share Market Value of such shares on the Conversion Date, (y) the number of days after such two (2) day period that such shares are not delivered to the Holder, and (z) 0.005.

            b. Notwithstanding anything to the contrary set forth herein, upon conversion of a Debenture in accordance with the terms thereof, the Holder shall not be required to physically surrender the Debenture to the Company unless the entire unpaid principal amount of the Debenture is so converted. The Holder and the Company shall maintain records showing the principal amount already converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the Debenture upon each such conversion. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of the Debenture is converted, the Holder may not transfer the Debenture unless the Holder first physically surrenders the Debenture to the Company, whereupon the Company shall promptly issue and deliver upon the order of the Holder a new Debenture of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount of the Debenture. The Holder and any assignee, by acceptance of the Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of a Debenture, the unpaid and unconverted principal amount of such Debenture represented by such Debenture may be less than the amount stated on the face thereof.

            c. In lieu of delivering physical certificates representing the Debenture Shares, provided the shares of Common Stock issuable upon conversion of a Debenture may be sold pursuant to Rule 144(k) under the Act or under an effective Registration Statement and the Company's transfer agent is participating in the Depositary Trust Company Fast Automated Securities Transfer ("FAST") program, upon request of the Holder and in compliance with the provisions of Sections 4.1, 4.2 and 4.4, the Company shall use its best efforts to cause its transfer agent to electronically transmit the shares of Common Stock issuable upon conversion of the Debenture to the Holder by crediting the account of the Holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system. The time period for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

            d. In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 4.4(a), including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid interest hereunder, by the second (2nd) Trading Day after the Conversion Date, and if after such second (2nd) Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Debenture Shares which the Holder was entitled to receive upon such conversion (a "Buy-In"), then the Company shall (A) pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to such purchase obligation and (B) at the option of the Holder, either return the Debentures for which such conversion was not honored or deliver to such Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations under Section 4.4(a). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Debentures with respect to which the market price of the Debenture Shares on the date of conversion totaled $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

            4.5 ADJUSTMENT OF CONVERSION PRICE. In addition to any adjustment to the Conversion Price provided elsewhere in this Debenture, the Conversion Price in effect at any time shall be subject to adjustment from time to time upon the happening of certain events, as follows:

            a. Common Stock Dividends; Common Stock Splits; Reverse Common Stock Splits. If the Company, at any time while this Debenture is outstanding, (a) shall pay a stock dividend on its Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of Capital Stock of the Company, the Conversion Price shall be multiplied by a fraction the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this paragraph 4.5(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. Notwithstanding the foregoing, if the Company shall combine outstanding shares of Common Stock into a smaller number of shares (a "Reverse Stock Split") at any time prior to the Maturity Date, then the Conversion Price in effect immediately prior to such reverse stock split shall not be adjusted and shall remain in effect after giving effect to such reverse stock split.

            b. Rights; Warrants. If the Company, at any time while this Debenture is outstanding, shall issue rights or warrants to all of the holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price, the Conversion Price shall be multiplied by a fraction, the denominator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the Conversion Price. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants.

            c. Other Distributions on Stock. If the Company, at any time while this Debenture is outstanding, shall distribute to all of the holders of Common Stock evidence of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 4.5(a) and (b) above), then in each such case the Conversion Price at which the Debenture shall thereafter be exercisable shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction, the denominator of which shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and the numerator of which shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding thirty percent (30%) of the net assets of the Company, such fair market value shall be determined by an Appraiser selected in good faith by the Holder; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser meeting the same qualifications, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

            d. Other Events. In case of (A) any reclassification of the Common Stock into other securities of the Company or (B) any compulsory share exchange pursuant to which the

Common Stock is converted into other securities, cash or property (each of (A) or (B), an "Extraordinary Event"), the Holder shall have the right thereafter to convert the Debenture for shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Extraordinary Event, and the Holder shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which the Debenture could have been converted immediately prior to such Extraordinary Event (without taking into account any limitations or restrictions on the convertibility of the Debentures) would have been entitled. In the case of an Extraordinary Event, the terms of any such Extraordinary Event shall include such terms so as to continue to give to the Holder the right to receive the securities, cash or property set forth in this Section 4.5(d) upon any conversion following such Extraordinary Event. This provision shall similarly apply to successive Extraordinary Events.

            e. Adjustment to Conversion Price for Dilutive Issuances. If the Company, at any time while this Debenture is outstanding, takes any of the actions described in this Section 4.5(e), then, in order to prevent dilution of the rights granted under this Debenture, at any time prior to the Maturity Date, the Conversion Price will be subject to adjustment from time to time as provided in this Section 4.5(e).

                  (i) Adjustment of Conversion Price upon Issuance of Common Stock. If at any time while this Debenture is outstanding the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale, then immediately after such issuance or sale the Conversion Price then in effect shall be reduced to an amount equal to the consideration per share of Common Stock in such issuance or sale. For the purpose of determining the adjusted Conversion Price under this Section 4.5(e), the following shall be applicable:

                        (A) Issuance of Options. If at any time while this
            Debenture is outstanding the Company in any manner grants any rights or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options, "Options," and such convertible or exchangeable stock or securities, "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to such grant or issuance, then the Conversion Price then in effect shall be reduced to the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities. No adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Options.

                        (B) Change in Option Price or Rate of Conversion. If
            there is a change at any time in (i) the exercise price provided for in any Options, (ii) the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, other than a change which results from events set for in Sections 4.5(a), (b) and (c) which also cause a relative change in the Conversion Price, then immediately after such change in option price or rate of conversion the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect had such Options or Convertible Securities had such changed exercise price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

                        (C) Effect on Conversion Price of Certain Events. For
            purposes of determining the adjusted Conversion Price under this
            Section 4.5(e)(i), the following shall be applicable:

                              (I) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the average of the Per Share Market Values of such security for the five
                                    (5) consecutive Trading Days immediately preceding the date of receipt. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Holders of Debentures representing a majority of the aggregate principal amount of Debentures then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within forty eight (48) hours of the tenth (10th) day following the Valuation Event by an Appraiser selected in good faith by the Company and agreed upon by the Holders of Debentures representing a majority of the aggregate principal amount of Debentures then outstanding. The determination of such Appraiser shall be binding upon all parties absent manifest error.

                              (II) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

                              (III) Record Date. If the Company establishes a
                                    record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                        (D) Certain Events. If any event occurs of the type
            contemplated by the provisions of Section 4.5(e) (subject to the exceptions stated therein) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder, or assigns, of this Debenture; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 4.5(e).

            Notwithstanding anything to the contrary contained in this Section 4.5(e) no adjustment shall be made to the Conversion Price in connection with the issuance, sale or grant of any of the following securities, whether or not at a price that is less than the Conversion Price:

            (i) shares of Common Stock issuable upon the exercise of any options or warrants outstanding on the date hereof and listed in Schedule 2.1(c) of the Purchase Agreement;

            (ii) shares of Common Stock or options to acquire Common Stock issued or deemed to have been issued by the Company in connection with a Stock Option Plan;

            (iii) shares of Common Stock underlying the Debentures or shares issued upon the conversion of the Debentures;

            (iv) up to 520,000 shares of Common Stock or securities convertible into or exchangeable for Common Stock, in any twelve (12) month period, granted in normal course of business activities to underwriters, placement agents, service providers or business advisors, provided however, that such issuance, sale or grant is not at a price below four dollars ($4.00) per share of Common Stock; and

             (v) shares of Common Stock or securities convertible into or exchangeable for Common Stock issued to Senior Lenders (as hereinafter defined) in consideration for the issuance of Senior Indebtedness (as hereinafter defined), so long as the Common Stock or securities represent no more than eight percent (8%) in value of the Senior Indebtedness incurred in connection with the issuance of such securities; provided that the amount of Senior Indebtedness shall only include the actual amount that the Company may draw or incur on the closing date for such Senior Indebtedness. For example, if the Company takes out a twenty million dollar ($20,000,000) line of credit for which it can only draw ten million dollars ($10,000,000) at the closing of the Senior Indebtedness, then the Common Stock and securities convertible into or exchangeable for Common Stock can only have a value based on a Per Share Market Value of eight hundred thousand dollars ($800,000).

            [Section 4.5(e) will be removed from the Debenture issued pursuant to the Second Closing (as defined in the Securities Purchase Agreement).]

            f. Rounding. All calculations under this Section 4.5 shall be made to the nearest cent or the nearest l/l00th of a share, as the case may be.

            g. Notice of Adjustment. The Company shall give the Holder written notice of the occurrence of any of the events specified in Sections 4.5(a), (b),
(c), (d) or (e) as soon as practicable, but in no even later than three (3) Business Days after such event, provided further, that if such notice contains material non-public information, the Company shall (i) publicly disclose such information prior to or concurrently with the giving of such notice or (ii) only disclose such information to the extent that the Holder shall not be in possession of material non-public information. Such notice shall contain at least: (A) a description of the event, (B) the adjusted Conversion Price with a reference to the applicable paragraph in Section 4.5 hereof and (C) the date on which the adjusted Conversion Price is effective.

            4.6 NASDAQ LIMITATION. If on any date (the "Determination Date") (a) the Common Stock is listed for trading on Nasdaq, (b) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of the then outstanding principal amount of the Debentures as if all such Debentures were converted on such Determination Date (without regard to any limitations on conversions) and as payment of interest thereon, as would equal or exceed 20% of the number of shares of the Common Stock outstanding immediately prior to the "Closing Date" (the "Issuable Maximum"), and (c) the Company shall not have previously obtained the vote of the shareholders of the Company (the "Shareholder Approval"), if any, as may be required by the applicable rules and regulations of Nasdaq (or any successor entity) to approve the issuance of shares of Common Stock in excess of the Issuable Maximum in a private placement whereby shares of Common Stock are deemed to have been issued at a price that is less than the greater of book value or fair market value of the Common Stock, then with respect to the aggregate principal amount of the Debentures then held by the Holders for which a conversion in accordance with the Conversion Price would result in an issuance of shares of Common Stock in excess of such Holder's pro rata allocation (as described below) of the Issuable Maximum (the "Excess Principal") the Company may elect to prepay cash to the Holders in an amount equal to the Mandatory Prepayment Amount. Any such election by the Company must be made in writing to the Holders within two (2) Trading Days after the first such Determination Date and the payment of such Mandatory Prepayment Amount applicable to such prepayment must be made in full to the Holders with ten (10) Business Days after the date such notice is delivered. If the Company does not deliver timely a notice of its election to prepay under this Section or shall, if it shall have delivered such a notice, fail to pay the prepayment amount hereunder within ten (10) Business Days thereafter, then each Holder shall have the option by written notice to the Company, to, if applicable, declare any such notice given by the Company, if given, to be null and void and require the Company to either: (i) use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 60th day after such request unless the Company has previously used its best efforts to, but has failed to, obtain such approval (provided, that if the Company shall fail to obtain the Shareholder Approval during such 60-day period, the Holder may demand the cash payment set forth in Section 4.6(ii) herein) or
(ii) pay cash to such Holder, within five (5) Business Days of such Holder's notice, in an amount equal to the Mandatory Prepayment Amount for such Holder's portion of the Excess Principal. The payment of the Mandatory Prepayment Amount to each Holder pursuant to this Section shall be determined on a pro rata basis upon the principal amount of the Debentures held by such Holder on the Determination Date which is in excess of the pro rata allocation of the Issuable Maximum. If the Company fails to pay the Mandatory Prepayment Amount in full pursuant to this Section within five (5) Business Days after the date payable, the Company will pay interest thereon at a rate of 20% per annum to the converting Holder, accruing interest daily from the date of conversion until such amount, plus all such interest thereon, if any, is paid in full. Until the Company has received the Shareholder Approval no Holder of the Debentures shall be issued, upon conversion of Debentures, shares of Common Stock in an amount greater than such Holder's allocated portion of the Issuable Maximum pursuant to
Section 4.15.

            4.7 RESTRICTION ON CONVERSION BY EITHER THE HOLDER OR THE COMPANY. Notwithstanding anything herein to the contrary, in no event shall any Holder or the Company have the right or be required to convert any or all of the aggregate principal amount and interest accrued thereon of this Debenture if as a result of such conversion the aggregate number of shares of Common Stock beneficially owned by such Holder and its Affiliates would exceed 9.99% of the outstanding shares of the Common Stock following such conversion. For purposes of this
Section 4.7, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The provisions of this
Section 4.7 may be
waived by a Holder as to itself (and solely as to itself) upon not less than 65 days prior written notice to the Company, and the provisions of this Section 4.7 shall continue to apply until such 65th day (or later, if stated in the notice of waiver).

            4.8 OFFICER'S CERTIFICATE. Whenever the number of shares purchasable upon conversion shall be adjusted as required by the provisions of Section 4.5, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer's certificate showing the adjusted number of shares determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment and the manner of computing such adjustment. Each such officer's certificate shall be signed by the chairman, president or chief financial officer of the Company. Each such officer's certificate shall be made available at all reasonable times for inspection by any holder of the Debentures and the Company shall, forthwith after each such adjustment, deliver a copy of such certificate to the each of the Holders.

            4.9 RESERVATION OF SHARES. The Company covenants that it will at all times reserve and keep available out of its authorized shares of Common Stock, free from preemptive rights, solely for the purpose of issue upon conversion of the Debentures as herein provided, such number of shares of the Common Stock as shall then be issuable upon the conversion of all outstanding Debentures into Common Stock in accordance with Section 3.6(b) of the Purchase Agreement (the "Reserved Amount"). The Company covenants that all shares of the Common Stock issued upon conversion of the Debenture which shall be so issuable shall, when issued, be duly and validly issued and fully paid and non-assessable.

            If, at any time a Holder of this Debenture submits a Notice of Conversion, and the Company does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Article IV (a "Conversion Default"), the Company shall issue to the Holder all of the shares of Common Stock which are then available to effect such conversion. The portion of this Debenture which the Holder included in its Conversion Notice and which exceeds the amount which is then convertible into available shares of Common Stock (the "Excess Amount") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the Holder's option at any time after) the date additional shares of Common Stock are authorized by the Company to permit such conversion at which time the Conversion Price in respect thereof shall be the lesser of (i) the Per Share Market Value on the Conversion Default Date (as defined below) and (ii) the Per Share Market Value on the Conversion Date thereafter elected by the Holder in respect thereof. In addition, the Company shall pay to the Holder payments ("Conversion Default Payments") for a Conversion Default in the amount of (x) the sum of (1) the then outstanding principal amount of this Debenture plus (2) accrued and unpaid interest on the unpaid principal amount of this Debenture through the Authorization Date (as defined below) plus (3) Default Interest, if any, on the amounts referred to in clauses (1) and/or (2), multiplied by (y) .24, multiplied by (z) (N/365), where N equals the number of days from the day the holder submits a Notice of Conversion giving rise to a Conversion Default (the "Conversion Default Date") to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of the full outstanding principal balance of this Debenture. The Company shall use its best efforts to authorize a sufficient number of shares of Common Stock as soon as practicable following the earlier of (i) such time that the Holder notifies the Company or that the Company otherwise becomes aware that there are or likely will be insufficient authorized and unissued shares to allow full conversion thereof and (ii) a Conversion Default. The Company shall send notice to the Holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default Payments for each calendar month shall be paid in cash or shall be convertible into Common Stock (at such time as there are sufficient authorized shares of Common Stock following the Authorization Date) at the applicable Conversion Price, at the Holder's option, as follows:

            (a) In the event Holder elects to take such payment in cash, cash payment shall be made to Holder by the fifth (5th) Business Day of the month following the month in which it has accrued; and

            (b) In the event Holder elects to take such payment in Common Stock, the Holder may convert such payment amount into Common Stock at the lesser of the Conversion Price (as in effect at the time of conversion) and the Per Share Market Value (on the fifth day of the month referred to below) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Article IV (so long as there is then a sufficient number of authorized shares of Common Stock).

            The Holder's election shall be made in writing to the Company at any time prior to 8:00 p.m., New York City Time, on the third day of the month following the month in which Conversion Default payments have accrued. If no election is made, the Holder shall be deemed to have elected to receive cash. Nothing herein shall limit the Holder's right to pursue actual damages (to the extent in excess of the conversion Default Payments) for the Company's failure to maintain a sufficient number of authorized shares of Common Stock, and each Holder shall have the right to pursue all remedies available at law or in equity (including degree of specific performance and/or injunctive relief).

            4.10 COMPLIANCE WITH GOVERNMENTAL REQUIREMENTS. The Company covenants that if any shares of Common Stock required to be reserved for purposes of conversion of Debentures hereunder require registration with or approval of any governmental authority under any Federal or state law, or any national securities exchange, before such shares may be issued upon conversion, the Company will use its best efforts to cause such shares to be duly registered or approved, as the case may be.

            4.11 FRACTIONAL SHARES. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

            4.12 PAYMENT OF TAX UPON ISSUE OR TRANSFER. The issuance of certificates for shares of the Common Stock on conversion of the Debentures shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Debentures so converted and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

            4.13 NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been received (a) upon hand delivery (receipt acknowledged) or delivery by telex (with correct answer back received), telecopy or facsimile (with transmission confirmation report) at the address or number designated below (if received by 8:00 p.m. EST where such notice is to be received), or the first Business Day following such delivery (if received after 8:00 p.m. EST where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications are (i) if to the Company to Endocare, Inc., 7 Studebaker, Irvine, California 92618, Attention: Paul W. Mikus, fax no. (949) 597-0607, with copies to Brobeck, Phleger & Harrison LLP, 38 Technology Drive, Irvine, California 92618, Attention: Richard A. Fink, fax no. (949) 790-6301, and (ii) if to any Holder to the address set forth on Schedule II to the Purchase Agreement with copies to Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, New York, New York 10022, Attention: James Kaye, fax no. (212) 872-1002, or such other address as may be designated in writing hereafter, in the same manner, by such Person.

            4.14 ALLOCATIONS OF ISSUABLE MAXIMUM AND RESERVED AMOUNT. The Issuable Maximum and Reserved Amount shall be allocated pro rata among the Holders based on the principal amount of Debentures issued to each Holder. Each increase to the Issuable Maximum and Reserved Amount shall be allocated pro rata among the Holders based on the principal amount of Debentures held by each Holder at the time of the increase in the Issuable Maximum or Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such Holder's Debentures, each transferee shall be allocated a pro rata portion of such transferor's Issuable Maximum and Reserved Amount. Any portion of the Issuable Maximum or Reserved Amount which remains allocated to any person or entity which does not hold any Debentures shall be allocated to the remaining Holders, pro rata, based on the principal amount of such Debentures then held by such Holders.

                                    ARTICLE V

                    CONSOLIDATION, MERGER OR SALE OF COMPANY

            5.1 CONSOLIDATION, MERGER OR SALE ONLY ON CERTAIN TERMS. The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless:

            a. in case the Company shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation, partnership or trust whose Common Stock is traded or the Nasdaq or a Subsequent Market, and shall expressly assume, by a Debenture supplemental hereto, executed and delivered to the Holders, in form satisfactory to the Holders of a majority of the then outstanding principal amount of the Debentures, the due and punctual payment of the principal of and interest on all the Debentures and the performance or observance of every covenant of this Debenture on the part of the Company to be performed or observed and shall have provided for conversion rights in accordance with
Section 5.3; and

            b. immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default shall have happened and be continuing.

            5.2 SUCCESSOR SUBSTITUTED. Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety in accordance with Section 5.1, the successor person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Debenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Debenture.

            5.3 CONVERSION RIGHTS. In case of any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company) or any sale or transfer of all or substantially all of the assets of the Company, the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall in the supplemental Debenture provided pursuant to Section 5.1(a) provide that the Holder of each Debenture then outstanding shall have the right thereafter, during the period such Debenture shall be convertible as specified in Article IV, to convert such Debenture only into the kind and amount of securities, cash or other assets receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock of the Company into which such Debenture might have been converted immediately prior to such consolidation, merger, sale or transfer, with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be ("Constituent Person"), or an Affiliate of a Constituent Person. The supplemental indenture also shall provide that if in connection with such consolidation, merger, sale or transfer, each holder of Common Stock is entitled to elect to receive either securities, cash or other assets receivable upon such consolidation, merger, sale or transfer, the Company or the surviving or transferee corporation shall provide each holder of securities with the right to elect to receive the securities, cash or other assets into which the Debentures held by such Holder shall be convertible after completion of such consolidation, merger, sale or transfer on the same terms and subject to the same conditions applicable to holders of Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election). Such supplemental Debenture shall provide for adjustments which, for events subsequent to the effective date of such supplemental Debenture, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article. The above provisions of this Section shall similarly apply to successive consolidations, mergers, sales or transfers.

                                   ARTICLE VI
                               OPTIONAL CONVERSION

            6.1 OPTIONAL CONVERSION.

            a. The Debenture is convertible in whole at the option of the Company, from time to time, subject to the following conditions, and subject also to the other conditions set forth in this Article VI (the "Optional Conversion"):

                  (i) If, after nine (9) months following the Effectiveness Date
            (as defined in the Registration Rights Agreement), the Per Share Market Value has been greater than Nine Dollars ($9.00) subject to adjustment in the same manner in which the Conversion Price is adjusted as provided in Sections 4.5(a), (b), (c) and (d) (the "Conversion Trigger Price") for at least twenty (20) out of thirty
            (30) consecutive Trading Days; or

                  (ii) If, after four (4) months following effectiveness of the
            Registration Statement for the Debenture Shares the Company receives net proceeds of at least Three Million Dollars ($3,000,000) from a sale of its Common Stock or, securities convertible into or exchangeable or exercisable for shares of Common Stock in an offering registered under the Securities Act of 1933 at an initial price to the public equal to or exceeding the Conversion Trigger Price.

            b. Subject to the conditions set forth in Section 5.1(a), so long as
(i) no Event of Default (or any event that with the passage of time or giving of notice or both would constitute an Event of Default) shall have occurred and be continuing, (ii) any Registration Statement required to be filed and be effective pursuant to the Registration Rights Agreement is then in effect and has been in effect and sales of all of the Registrable Securities can be made thereunder for at least twenty (20) days prior to the Conversion Notice Date (as defined below) and (iii) the Company has a sufficient number of authorized shares of Common Stock reserved for issuance upon full conversion of the Debentures, upon ten (10) Business Days prior written notice to the Holder (a "Conversion Notice"), the entire principal amount of the Debenture may be converted by the Company, in whole into shares of Common Stock at the Conversion Price, and accrued interest may be converted into shares of Common Stock at the Average Price on the Business Day prior to conversion.

            6.2 The right of Optional Conversion set forth in this Article VI shall apply only to Debentures issued on the First Closing Date but shall not apply to Debentures issued on the Second Closing Date.

            6.3 MECHANICS OF CONVERSION. The Company must exercise its right to cause an Optional Conversion hereunder by delivering Conversion Notice by facsimile and overnight courier to each Holder, no later than two (2) Business Days after the occurrence of a condition set forth in Section 6.1(a)(i) or (ii) (such deadline the "Conversion Notice Date"). Such Conversion Notice shall indicate (a) the Conversion Price, (b) the number of shares of Common Stock that each Holder shall receive as a result of the Optional Conversion and (c) a confirmation of the date that the Company shall effect the Optional Conversion and issue shares of Common Stock to the Holders (the "Optional Conversion Date"), on the Optional Conversion Date, unless there is a disagreement as described below. The Company shall issue the Common Stock on the Optional Conversion Date unless the Holder notifies the Company within three (3) Business Days after receipt of the Conversion Notice from the Company that the Holder disagrees with the occurrence of the Optional Conversion or any other matter contained in the Conversion Notice. If the Holder and the Company fail to agree upon the occurrence of the Optional Conversion or any other matter contained in the Conversion Notice within one (1) Business Day after the Holder has given such notice, the matter shall be determined promptly by a securities firm (the fees and expenses of which shall be paid by the Company) acceptable to both the Holder and the Company, and such computation shall be final and binding. The Optional Conversion shall be subject to the provisions set forth in Section 4.4, mutatis mutandis.

      If the Company does not deliver the Conversion Notice by the Conversion Notice Date, then the Company shall not have the right to effect an Optional Conversion until a condition set forth in Section 6.1(a)(i) or (ii) occurs again after such Conversion Notice Date. An example of how the Optional Conversion right operates is as follows: Thirty (30) consecutive Trading Days occur, and on twenty (20) of such Trading Days, the Per Share Market Value of the Common Stock is greater than the Conversion Trigger Price. The Conversion Notice Date is two
(2) Business Days after the end of the thirty (30) day trading period. If the Company delivers the Conversion Notice by the Conversion Notice Date, it has properly exercised its Optional Conversion right and subject to this Section 6.3, the Debentures will be converted as provided herein. If the Company fails to deliver the Conversion Notice on or prior to the Conversion Notice Date, then there must again occur a thirty (30) consecutive day trading period in which there are twenty (20) days where the Per Share Market Value is in excess of the Conversion Trigger Price before the Company may again exercise its Optional Conversion right.

                                   ARTICLE VII

                           SUBORDINATION OF DEBENTURES

            7.1 DEBENTURES SUBORDINATE TO SENIOR INDEBTEDNESS. The Company covenants and agrees, and each Holder of a Debenture, by his acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article, the payment of the principal of (and premium, if any) and interest on each and all of the Debentures are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness. "Senior Indebtedness" shall mean any indebtedness, liabilities and other obligations of the Company (whether as primary obligor or as guarantor) to any Person

(each a "Senior Lender"), now existing or incurred hereafter, with respect to any working capital, revolving credit or other line of credit facility, any term loan facility, or any other extension of credit by a bank, insurance company or financial institution engaged in the business of lending money (whether or not secured), including reimbursement obligations under letters of credit (or local guaranties, as applicable) and obligations in respect of bankers' acceptances, interest rate protection agreements and currency exchange and purchase agreements, and any other indebtedness or other obligations of the Company for borrowed money evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses and secured thereby. Senior Indebtedness shall include renewals, refundings, refinancings or other extensions of the foregoing. The terms "indebtedness," "liabilities" and "obligations" are used herein in their most comprehensive sense and include any and all advances, debts, obligations and liabilities, now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

            7.2 NO PAYMENT ON DEBENTURES IN CERTAIN CIRCUMSTANCES.

            a. No payment or distribution of cash or property (other than Common Stock of the Company or other securities of the Company that are subordinated to Senior Indebtedness to at least the same extent as the Debentures) of the Company will be made on account of principal of or interest on the Debentures, or to defease or acquire any of the Debentures, or on account of the conversion provisions of the Debentures and no action shall be taken (judicial or otherwise) to collect any such payment or distribution (i) upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, unless and until all Senior Indebtedness shall first be paid in full in cash, or such payment duly made in a manner satisfactory to the holders of such Senior Indebtedness or (ii) in the event that the Company defaults in the payment of any principal of, premium, if any, or interest on or any other amounts payable on or due in connection with any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless and until such default has been waived in writing by the holders of the Senior Indebtedness. Payments on the Debentures may and shall be resumed in the case of a payment default only upon the date on which such default is waived in writing by the holders of the Senior Indebtedness or their agent.

            b. If any default other than a default contemplated by Section 7.2(a)(ii) above shall have occurred and be continuing that would permit the holders of the Senior Indebtedness to accelerate the maturity of Senior Indebtedness, upon written notice (a "Payment Blockage Notice") of the default given to the Company and the Holders by the holders of, or an agent, trustee or other representative for, such Senior Indebtedness, then, unless and until such default has been waived in writing, no payment or distribution of cash or property (other than Common Stock of the Company or other securities of the Company that are subordinated to Senior Indebtedness to at least the same extent as the Debentures) shall be made by the Company with respect to the principal of or interest on the Debentures or on account of conversion of the Debentures or to acquire or repurchase any of the Debentures for cash or property other than Common Stock of the Company, and no action shall be taken (judicial or otherwise) to collect any such payment or distribution. If such Senior Indebtedness is not declared due and payable within 180 days after written notice of the event of default is given, promptly after the end of the 180-day period the Company will pay all sums due in respect of the Debentures and not paid during the 180-day period. During any 360-day consecutive period, only one such period during which payment with respect to the Debentures may not be made as the result of a Payment Blockage Notice may commence and the duration of such period may not exceed 180 days. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Holders shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than 90 days.

            c. If any payment or distribution of assets of the Company is received by any Holder in respect of the Debentures at a time when that payment or distribution should not have been made because of paragraph (a) or (b) of this Section 7.2, and provided that prior to the Company's disbursement of such distribution or payment, the Holders shall have received a written notice from the Company or from an agent or representative for one or more holders of Senior Indebtedness, such payment or distribution will be received and held and will be paid over to the holders of Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of Senior Indebtedness held by them) until all such Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

            7.3 DEBENTURES SUBORDINATED TO PRIOR PAYMENT OF ALL SENIOR INDEBTEDNESS ON DISSOLUTION, LIQUIDATION OR REORGANIZATION. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency, receivership or similar proceedings relating to the Company or its property or upon an assignment for the benefit of creditors or any marshalling of the Company's assets or liabilities or otherwise):

            a. the holders of all Senior Indebtedness will first be entitled to receive payment in full of the principal of and interest due on Senior Indebtedness (including interest accruing after the commencement of a bankruptcy or insolvency) at the rate specified in the applicable Senior Indebtedness documents and including, without limitation, in respect of premiums, indemnities or otherwise, before the Holders are entitled to receive any payment or distribution on account of the principal of or interest on the Debentures;

            b. any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (except that Holders may receive securities that are subordinated at least to the same extent as the Debentures to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness), to which Holders would be entitled except for the provisions of this Section 7.3 will be paid by the liquidating trustee or agent or other persons legally empowered to make such a payment or distribution directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives to the extent necessary to make or provide for payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness or provision for that payment or distribution; and

            c. if, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (except that Holders may receive securities that are subordinated at least to the same extent as the Debentures to

Senior Indebtedness and any securities issued in exchange for Senior indebtedness) is received by the Holders on account of the principal of or interest on the Debentures before all Senior Indebtedness is paid in full, such payment or distribution will be received and held in trust for and will be forthwith paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representatives for application (in the cash of cash) to, or as collateral (in the case of non-cash property or securities) for the payment of such Senior Indebtedness until all such Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

            The Company will give prompt written notice to the Holders of any dissolution, winding up, liquidation or reorganization of it or any assignment for the benefit of its creditors.

            7.4 SUBROGATION TO RIGHTS OF HOLDERS OF SENIOR INDEBTEDNESS. Subject to the payment in full of all Senior Indebtedness, the Holders shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Indebtedness until all amounts owing on the Debentures shall be paid in full; and, for the purposes of such subrogation:

            a. no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holders would be entitled except for the provisions of this Article VII and no payment pursuant to the provisions of this Article VII to the holders of Senior Indebtedness by the Holders shall, as between the Company, its creditors (other than holders of Senior Indebtedness) and the Holders, be deemed to be a payment by the Company to or on account of the Senior Indebtedness; and

            b. no payment or distributions of cash, property or securities to or for the benefit of the Holders pursuant to the subrogation provision of this
Article VII, which would otherwise have been paid to the holders of Senior Indebtedness, shall be deemed to be a payment by the Company to or for the account of the Debentures.

            7.5 PROVISIONS SOLELY TO DEFINE RELATIVE RIGHTS. The provisions of this Article are and are intended solely for the purpose of defining the relative rights of the Holders on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Article or elsewhere in this Debenture or in the Debentures is intended to or shall (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Debentures, the obligation of the Company, which is absolute and unconditional to pay to the Holders of the Debentures the principal of (any premium, if any) and interest on the Debentures as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company of the Holders of the Debentures and creditors of the Company other than the holders of Senior Indebtedness; or (c) prevent the Holder of any Debenture from exercising all remedies otherwise permitted by applicable law upon default under this Debentures, subject to the rights, if any, under this Article VII of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to the Holder upon the exercise of any such remedy.

            7.6 RIGHT TO FILE PROOF OF CLAIM. In the event of any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency, receivership, reorganization or similar proceedings or upon any assignment for the benefit of creditors or otherwise) tending towards liquidation of the business and assets of the Company, with respect to the filing of a claim for the unpaid balance of any Holder's Debentures in the form required in those proceedings, if the Holder does not file a proper claim or proof of debt in the form required in such proceeding at least thirty (30) days before the expiration of the time to file such claim or claims, then the holders of Senior Indebtedness and their agents, trustees, or other representatives are hereby authorized to have the right to file, and are hereby authorized to file, an appropriate claim for and on behalf of each such Holder.

            7.7 NO WAIVER OF SUBORDINATION PROVISIONS. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Debenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

            Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holders of the Debentures, without incurring responsibility to the Holders of the Debentures and without impairing or releasing the subordination provided in this Article or the obligations hereunder of the Holders of the Debentures to the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any Person liable in any manner for the collection of Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

            7.8 NOTICE TO HOLDERS. The Company shall give prompt written notice to the Holders of any fact known to the Company which would prohibit the making of any payment to or by the Holders in respect of the Debentures. Notwithstanding the provisions of this Article or any other provision of this Debenture, the Holders shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to the Holders in respect of the Debentures, unless and until the Holders shall have received written notice thereof from the Company or a holder of Senior Indebtedness; and, prior to the receipt of any such written notice, the Holders shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Holders shall not have received the notice provided for in this Section at least two Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of, and premium, if any, or interest on any Debenture), then, anything herein contained to the contrary notwithstanding, the Holders shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it within two Business Days prior to such date.

            The Holders shall be entitled to rely on the delivery to them of a written notice by a Person representing himself to be a holder of Senior Indebtedness (or a representative thereof) to establish that such notice has been given by a holder of Senior Indebtedness (or representative thereof). In the event that the Holders determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness (or a representative thereof) to participate in any payment or distribution pursuant to this Article, the Holders may request such Person to furnish evidence to the reasonable satisfaction of the Holders as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article, and if such evidence is not furnished, the Holders may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

            7.9 RELIANCE ON JUDICIAL ORDER OR CERTIFICATE OF LIQUIDATING AGENT. Upon the payment or distribution of assets of the Company referred to in this Article, the Holders of the Debentures shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of the creditors, agent or other Person making such payment or distribution, delivered to the Holders of Debentures, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article VII.

            7.10 NO ADVERSE MODIFICATION TO DEBENTURE. Neither the Holders nor the Company shall enter into any modification of the Debentures which is in any way adverse to the holders of the Senior Indebtedness.

            7.11 NOTICE TO HOLDERS OF SENIOR INDEBTEDNESS. The Company will furnish to the holders of Senior Indebtedness at the time Senior Indebtedness is initially incurred, when there is a change in the Holders thereof, or at any time upon request therefor, a true and correct copy of the then most current register setting forth the names and addresses of the Holders as of such date.

            7.12 SUBORDINATION AGREEMENT. The Holder by its acceptance hereof agrees to execute and deliver to any Senior Lender such subordination agreement as may be reasonably requested by such Senior Lender, which may deviate in certain minor respects from the subordination provisions contained herein but which is commercially reasonable and customary, and to execute, acknowledge, deliver, file, notarize and register all such further agreements, instruments, certificates, documents and assurances, and perform such acts as such Senior Lender shall deem necessary or appropriate to effectuate the purposes of the subordination provisions contained herein.

                                  ARTICLE VIII

                                  MISCELLANEOUS

            8.1 MODIFICATION OF DEBENTURES. This Debenture may be modified without prior notice to any Holder upon the written consent of the Company and the Holders of more than 75% of the principal amount of the Debentures then outstanding. The Holders of more than 75% of the principal amount of the Debentures then outstanding may waive compliance by the Company with any provision of this Debenture without prior notice to any Holder. However, without the consent of each Holder affected, an amendment, supplement or waiver may not
(1) reduce the amount of Debentures whose Holders must consent to an amendment, supplement or waiver, (2) reduce the principal amount of or extend the fixed maturity of any Debenture or (3) make any Debenture payable in money or property other than as stated in the Debentures.

            8.2 MISCELLANEOUS. This Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Except as specifically provided herein, the parties hereto, including all guarantors or endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Debenture, and assent to extensions of the time of payment, or forbearance or other indulgence without notice. The Holder of this Debenture by acceptance of this Debenture agrees to be bound by the provisions of this Debenture which are expressly binding on such Holder.

            8.3 RANK AND SUBORDINATION. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Debenture at the time, place, and rate, and in the coin or currency (or, as provided herein, in Common Stock), herein prescribed. This Debenture is a direct obligation of the Company and ranks subordinate to all Senior Indebtedness. Except as otherwise provided herein, the Company may not voluntarily prepay the outstanding principal amount of the Debenture.

            8.4 DEBENTURES OWNED BY COMPANY DEEMED NOT OUTSTANDING. In determining whether the Holders of the requisite aggregate principal amount of Debentures have concurred in any direction, consent or waiver under this Debenture, Debentures which are owned by the Company or any other obligor on the Debentures or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on the Debentures shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that any Debentures owned by the Purchasers shall be deemed outstanding for purposes of making such a determination. Debentures so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Company the pledgee's right so to act with respect to such Debentures and that the pledgee is not the Company or any other obligor upon the securities or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on the Debentures.

            8.5 NOTICE TO DEBENTUREHOLDERS PRIOR TO TAKING CERTAIN TYPES OF ACTION.

In case:

            a. the Company shall authorize the issuance, at any time from and after the Original Issue Date, to all holders of any class or series of its Capital Stock, of rights or warrants to subscribe for or purchase shares of its capital stock or of any other right;

            b. the Company shall authorize, at any time from and after the Original Issue Date, the distribution to all holders of any class or series of its Capital Stock, of evidences of its indebtedness or assets;

            c. the Company shall declare a dividend (or other distribution) on its Common Stock or the Company shall declare a special nonrecurring dividend on or a redemption of its Common Stock;

            d. of any subdivision, combination or reclassification of any class or series of Capital Stock of the Company at any time from and after the Original Issue Date or of any consolidation or merger to which the Company is a party and for which approval by the shareholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

            e. of the voluntary or involuntary dissolution, liquidation or winding up of the Company; then the Company shall cause to be mailed to the Holders of this Debenture, at their last addresses as they shall appear upon the registration books of the Company, at such time as the Company so notifies its stockholders, a notice stating (i) the date as of which the holders of record of such class or series of Capital Stock are to be entitled to receive any such rights, warrants or distribution are to be determined, or (ii) the date on which any such subdivision, combination, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up or other action is expected to become effective, and the date as of which it is expected that holders of record of such class or series of Capital Stock record shall be entitled to exchange their stock for securities or other property, if any, deliverable upon such subdivision, combination, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up or other action.

            The failure to give the notice required by this Section 8.5 or any defect therein shall not affect the legality or validity of any distribution, right, warrant, subdivision, combination, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up or other action, or the vote upon any of the foregoing.

            8.6 EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

            8.7 NO RIGHTS AS STOCKHOLDER. This Debenture shall not entitle the Holder to any rights as a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

            8.8 FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the

Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                 [Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company and the Holder each has caused this instrument to be duly executed as of July 29, 1999.

                                       ENDOCARE, INC.

                                       By      /s/ Paul W. Mikus
                                              ----------------------------------
                                       Name:  Paul W. Mikus
                                       Title: Chief Executive Officer


                                       HOLDER

                                       Name of Holder:

                                       BROWN SIMPSON STRATEGIC GROWTH FUND, L.P.

                                       By      /s/ Evan Levine
                                              ----------------------------------
                                       Name:
                                       Title:

                                                                       EXHIBIT A

                                 ENDOCARE, INC.
                                CONVERSION NOTICE

Reference is made to the Debenture issued by Endocare, Inc. (the "Debenture"). In accordance with and pursuant to the Debenture, the undersigned hereby irrevocably elects to convert the principal amount of the Debenture, indicated below into shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company, by tendering the Debenture specified below as of the date specified below.

Date of Conversion:_____________________________________________________________

Aggregate Principal Amount to be converted:_____________________________________

Debenture no(s). of Debenture to be converted:__________________________________

Please confirm the following information:

Conversion Price:_______________________________________________________________

Number of shares of Common Stock to be issued:__________________________________

Please issue the Common Stock into which the Debenture is being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:_______________________________________________________________________

Facsimile Number:_______________________________________________________________

Authorization:__________________________________________________________________

By:_____________________________________________________________________________

Title:___________________________________

Dated:___________________________________

Account Number (if electronic book entry transfer):_____________________________

Transaction Code Number (if electronic book entry transfer):____________________